Exhibit 10.25

ACUTUS MEDICAL, INC.

July 11, 2021

[Investors]

[Investor Address]

Ladies and Gentlemen:

Reference is made to a contemplated underwritten offering (the “Offering”) by Acutus Medical, Inc. (the “Company”) of shares of its common stock, par value $0.001 per share (the “Common Stock”) pursuant to a registration statement on Form S-1 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of [Investors] (the “Investors”) and the Company hereby agree as follows:

1.

Exchange. From and after the date hereof, each of the Investors and the Company shall use their reasonable best efforts to, by the date of the closing of the Offering (the “Closing Date”) or, if not accomplished by the Closing Date, as soon as practicable (and in any event within thirty (30) days) thereafter, and contingent upon the closing of the Offering, (i) negotiate and mutually agree to a Series A Common Stock Equivalent Convertible Preferred Stock Certificate of Designation, Preferences and Rights on substantially the terms and conditions set forth in the summary of terms attached hereto as Exhibit A (the “Series A Certificate of Designation” and the shares of capital stock issuable thereunder, “Series A Preferred Stock”), (ii) upon agreement thereof, file the Series A Certificate of Designation with the Secretary of State of the State of Delaware, (iii) negotiate and enter into an agreement (the “Exchange Agreement”) to be entered into between the Company and each of the Investors providing for the exchange of a number of shares of Common Stock beneficially owned by each of the Investors (the “Exchange Shares”), allocated as determined by the Investors, such that the Investors and their affiliates, collectively, beneficially own 9.5% of the outstanding Common Stock as of the date of the closing of such exchange (including, for avoidance of doubt, any shares either Investor acquires in the Offering), for shares of Series A Preferred Stock that are convertible into a number of shares of Common Stock equal to the number of Exchange Shares (subject to the blocker/beneficial ownership limitation set forth in the summary of terms attached hereto as Exhibit A), and (iv) consummate the transactions contemplated by the Exchange Agreement (the “Exchange”). The Company acknowledges and agrees that (i) for purposes of Rule 144 under the Securities Act, each Investor’s holding period for the shares of Series A Preferred Stock issued to it in the Exchange, and any shares of Common Stock issued upon the conversion thereof, shall be deemed to have commenced on the date such Investor acquired such Investor’s Exchange Shares from the Company or an affiliate of the Company (or such earlier date as may be permitted pursuant to Rule 144 under the Securities Act); (ii) the consummation of the Exchange, the issuance of shares of Series A Preferred Stock pursuant to the Exchange and the issuance of shares of Common Stock upon the conversion of the Series A Preferred Stock in full shall not require the approval of stockholders under the Company’s Certificate of Incorporation or Bylaws, the Delaware General Corporation Law, Nasdaq listing rules or otherwise; and (iii) the Exchange and the direct and indirect issuance (or deemed issuance) to the Investors and affiliates thereof of shares of Series A Preferred Stock and shares of Common Stock issuable upon the conversion of the Series A Preferred Stock shall be approved by the Company’s board of directors for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Exchange Agreement will provide for the irrevocable surrender of each Investor’s voting rights with respect to the Exchange Shares (including its voting rights in respect of the Company’s annual meeting of stockholders). The Company shall use its reasonable best efforts not to fix a record date for any meeting of its stockholders with respect to which a record date has not already been set until the Exchange has become effective, unless the Exchange shall not have become effective as a result of an Investor’s willful breach of this Letter Agreement (the “Letter Agreement”).

2.	No Conflicts.

2.1.

Each Investor represents and warrants to the Company that neither the execution and delivery by such Investor of this Letter Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by such Investor with any of the provisions hereof or thereof will (a) violate or conflict with the organizational documents of such Investor, (b) conflict with or violate any law applicable to such Investor or by which any of its properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any person any rights of termination, acceleration or cancellation of or result in the creation of any lien on any of the assets or properties of such Investor, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Investor or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations as, individually or in the aggregate, would not reasonably be expected to result in a material impairment or material delay in the ability of such Investor to perform its material obligations under this Letter Agreement or to consummate the transactions contemplated by this Letter Agreement.

2.2.

The Company represents and warrants to each Investor that neither the execution and delivery by the Company of this Letter Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof or thereof will (a) violate or conflict with the organizational documents of the Company, (b) conflict with or violate any law applicable to the Company or by which any of its properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any person any rights of termination, acceleration or cancellation of or result in the creation of any lien on any of the assets or properties of the Company, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company or result in a material impairment or material delay in the ability of the Company to perform its material obligations under this Letter Agreement or to consummate the transactions contemplated by this Letter Agreement. The execution and delivery of this Letter Agreement and the issuance (directly or indirectly) of securities as contemplated hereby is not, and will not be, subject to, or trigger, any preemptive rights, rights of first refusal, rights of first offer, notice rights, approval/consent rights, voting rights, review rights or similar rights of any third party and will not trigger any anti-dilution rights.

3.	Miscellaneous.

3.1.

The execution and delivery of this Letter Agreement by the Company and each of the Investors is binding on and enforceable against the Company and each of the Investors. This Letter Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by the parties hereto solely with respect to the matters contemplated hereby. In the event of any inconsistency between the terms of this Letter Agreement and any other prior agreement relating to the matters addressed herein, the parties agree that the terms of this Letter Agreement shall control. This Letter Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. This Letter Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Letter Agreement may not be assigned by any party without the written consent of the other party, and shall be binding upon, inure to the benefit of, and may be enforced by, each of the parties to this Letter Agreement and its successors and permitted assigns. This Letter Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

3.2.

This Letter Agreement shall terminate on the earliest of the date (i) the Company provides written notice to the Investors that it or the underwriters of the Offering has determined not to proceed with the Offering, (ii) the Registration Statement is withdrawn, (iii) September 30, 2021, if the underwriting agreement relating to the Offering (the “Underwriting Agreement”) does not become effective on or prior to such date, (iv) if the Underwriting Agreement (other than provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, or (v) the consummation of the transactions contemplated by the Exchange Agreement.

3.3.

The Company acknowledges and understands that each of the Investors and certain of their affiliates may, promptly hereafter, file an amendment to a Schedule 13D, disclosing the existence and terms of this Letter Agreement and filing (or incorporating by reference to a filing by the Company) a copy of this Letter Agreement as an exhibit thereto.

3.4.

This Letter Agreement, including any schedules, amendments, modifications, waivers, or notifications relating thereto may be executed and delivered by facsimile, electronic mail, or other electronic means. Any such facsimile, electronic mail transmission, or communication via such electronic means shall constitute the final agreement of the parties and conclusive proof of such agreement, and shall be deemed to be in writing and to have the same effect as if signed manually.

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Very Truly Yours,

ACUTUS MEDICAL, INC.

By:
Name:	Vince Burgess
Title:	President & CEO

Accepted as of the date first above written:

[INVESTOR]

By:
By:

By:
Name:
Title:

[INVESTOR]

By:
By:

By:
Name:
Title:

[Signature page to the Letter Agreement]

EXHIBIT A

Series A Common Stock Equivalent Convertible Preferred Stock

Acutus Medical, Inc.

Subject	Summary

Par Value	$0.001 per share

Dividends	Pro rata on an as-converted basis with the Common Stock. No other dividends.

Voting Rights

No voting rights, except for the following or as otherwise required by law

Approval of a majority of the outstanding shares of Series A is required to:

•  Alter rights, powers, preferences, etc. of Series A

•  Increase authorized shares of Series A

•  Amend charter or bylaws in a manner adverse to the rights (other than voting rights) of the Series A relative to the rights of the holders of common stock

•  Amend the Series A Certificate of Designation

Liquidation Rank	Senior to all common stock, junior to any other series of preferred stock designated as senior to the Series A Preferred Stock

Liquidation Preference	Preference: $0.001 per share, plus any declared but unpaid dividends Following payment of the preference, participates ratably with the common stock on an as-converted basis

Optional Conversion

Convertible at the holder’s option at any time into 1,000 shares of Common Stock per share of Series A Preferred Stock, subject to the Blocker/Beneficial Ownership Limitation

Common Stock must be delivered within the standard settlement period (currently two (2) trading days) after delivery of a conversion notice

Blocker/Beneficial Ownership Limitation	4.9% of the total number of shares of common stock then outstanding; provided, that this limitation may be increased to 9.9%, in the holder of Series A’s sole discretion, upon 61 days’ written notice to the Company by the holder of Series A

Fractional Shares	No fractional shares of Common Stock will be issued upon conversion – fractional shares will be rounded up to the next whole share

Adjustments to Conversion Rate

In the case of stock dividends, subdivisions of stock, combinations of stock, reclassifications of stock, in each case, with respect to Common Stock, the conversion rate will be multiplied by the following fraction: A/B

•  A = # of shares of Common Stock outstanding immediately after such event

•  B = # of shares of Common Stock outstanding immediately before such event

Fundamental Transactions	In the case of mergers, consolidations, sales of substantially all assets, tender or exchange offers or other fundamental transactions involving the Common Stock, holders of Series A are entitled to receive consideration they would have been entitled to receive if converted to Common Stock immediately prior to such transaction.